EXHIBIT D
EXECUTION VERSION
Confidential Information Redacted

SHAREHOLDERS AGREEMENT
among
THE MANAGEMENT SHAREHOLDERS LISTED ON SCHEDULE 1 HERETO,
CITIC CAPITAL MB INVESTMENT LIMITED,
CITIC CAPITAL CHINA ACCESS FUND LIMITED,
EARLY SUCCESS INTERNATIONAL LIMITED,
FV GREEN ALPHA THREE LIMITED,
SCGF NEW WAVE LIMITED
and
NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
dated as of November 25, 2009

i

ii

SCHEDULES

Schedule 1	Management Shareholders and PE Shareholders
Schedule 2	Subsequent Shareholders
Schedule 3	Addresses of Shareholders

iii

SHAREHOLDERS AGREEMENT
          This SHAREHOLDERS AGREEMENT, dated as of November 25, 2009 (the “Effective Date”), is entered into among:
(I)	the Persons listed on Schedule 1 hereto (each of the individuals being a “Management Shareholder” and together the “Management Shareholders”),

(II)	CITIC CAPITAL MB INVESTMENT LIMITED, CITIC CAPITAL CHINA ACCESS FUND LIMITED, EARLY SUCCESS INTERNATIONAL LIMITED (each a “CITIC Entity” and collectively, the “CITIC Entities”),

(III)	FV GREEN ALPHA THREE LIMITED (“FountainVest”),

(IV)	SCGF NEW WAVE LIMITED (“Sequoia,” and each CITIC Entity, FountainVest and Sequoia being a “PE Shareholder” and together the “PE Shareholders”, and together with the Management Shareholders and any party who becomes a signatory hereto and owns Shares, the “Shareholders”), and

(V)	NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a company organized under the laws of the British Virgin Islands (the “Company”).
WITNESSETH:
          WHEREAS, the Company and the Management Shareholders have entered into that certain Share Subscription Agreement, dated as of November 23, 2009 (the “Management Subscription Agreement”), pursuant to which the Company has agreed to issue and sell to each Management Shareholder, and each Management Shareholder has agreed to subscribe for and purchase from the Company such number of ordinary shares of the Company, par value $0.01 per share (the “Ordinary Shares”), as set forth next to such Management Shareholder’s name on Schedule 1;
          WHEREAS, the Company and the PE Shareholders have entered into that certain Share Subscription Agreement, dated as of November 17, 2009 (the “PE Subscription Agreement”), pursuant to which the Company has agreed to issue and sell to each PE Shareholder, and each PE Shareholder has agreed to subscribe for and purchase from the Company such number of preferred shares of the Company, par value $0.01 per share (the “Preferred Shares”), as set forth next to such PE Shareholder’s name on Schedule 1;
          WHEREAS, the Company and Merrill Lynch International have entered into that certain Margin Loan Agreement, dated as of November 25, 2009 (the “Margin Loan Agreement”);
          WHEREAS, on the date hereof and concurrently with the receipt of the proceeds from (i) the sale of the Ordinary Shares pursuant to the Management Subscription Agreement, (ii) the sale of the Preferred Shares pursuant to the PE Subscription Agreement, and (iii) the Advance (as defined in the Margin Loan), the Company has purchased from SINA Corporation (“SINA”), 5,608,612 ordinary shares of SINA, par value US$0.133 each, pursuant to that certain

Subscription Agreement, dated September 21, 2009 (the “SINA Share Subscription Agreement”);
          WHEREAS, the purpose of the Company is to invest in, hold and dispose of the SINA Shares; and
          WHEREAS, the parties hereto desire to provide certain rights and obligations of the Shareholders and the Company with respect to the Shares (as defined below) as hereinafter provided.
          NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged;
          THE PARTIES HEREBY AGREE AS FOLLOWS:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:
     “Action” means any charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided, however, that portfolio companies of a PE Shareholder and its investment fund affiliates shall not be deemed to be an Affiliates of such PE Shareholder.
     “Allocable Management SINA Shares” means [***].
     “Allocable PE SINA Shares” means [***].
     “Allocable SINA Shares” means [***] SINA Shares (as adjusted for any share split, share dividend, combination, recapitalization or other similar transaction in or of SINA Shares occurring after the date of this Agreement) less the Expense Repayment Shares.
     “Amended Articles” means the amended and restated memorandum and articles of association of the Company, to be adopted in accordance with the issuance of the Preferred Shares pursuant to the PE Subscription Agreement, as the same may be amended, modified or restated from time to time in accordance herewith.
     “Available Assets” means, as of any date, the amount of cash and cash equivalent items, if any, owned by the Company which the Board determines in good faith is available for distribution to the Shareholders at the relevant time after provision has been made for expenses, liabilities and other obligations payable by the Company (including the Total Accrued Loan Amount) and for the establishment of reasonable reserves for such expenses, liabilities and obligations as may arise; provided, that such reserves shall not exceed (i) US$500,000 prior to the repayment of the Total Accrued Loan Amount or (ii) US$100,000 following the repayment of the Total Accrued Loan Amount.
     “Beneficial Owner” or “Beneficially Own” has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination.
     “Board” means the board of directors of the Company.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in Beijing, Hong Kong or New York are authorized or required by law or executive order to close.
     [***]
     “Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, memorandum of association, articles of association, bylaws, articles of organization, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.
     “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Covered Person” means a Shareholder, any Affiliate of a Shareholder, any officers, directors, managers, shareholders, employees or partners or members of a Shareholder, or its respective Affiliates.
     “Dissolution Event” means the earliest to occur of any of the following: (a) [***]; (b) the making of a winding up order by a court of competent jurisdiction over the Company following the presentation of a petition for the winding up of the Company by any creditor or contributory of the Company; (c) the appointment of a liquidator, judicial manager, receiver and/or manager, administrator, administrative receiver, compulsory manager or other similar officer in any proceeding concerning the Company or any of its assets; (d) any decree by a Governmental Authority or a provision or obligation under Law requiring the winding up and liquidation of the Company; (e) the written consent of the Management Majority and each of the PE Shareholders approving the voluntary winding up of the Company and (f) any merger, consolidation, amalgamation, scheme of arrangement or other business combination involving SINA with or into any other Person, as a result of which SINA is not the surviving entity or the shareholders of SINA immediately prior to such transaction represent less than fifty percent (50%) of the voting power of SINA after giving effect to such transaction.
     “Distributable Cash” means cash and cash equivalents received (a) as dividends, including bonus dividends and distributions permitted by Law to be categorized as dividends, distributions or return of capital declared, paid or made by SINA in respect of the SINA Shares; (b) from the Sale of any SINA Shares, including the Excess Financed Shares; or (c) otherwise received by the Company, from any source, in each case, to the extent that such cash and/or cash equivalents constitutes Available Assets.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, or other encumbrance of any kind.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Expense Repayment Shares” means the total number of SINA Shares Sold to net sufficient proceeds to pay in full the Total Accrued Loan Amount pursuant to Section 5.02, less the Loan Repayment Shares.
     “Financed Shares” means [***] SINA Shares which were purchased pursuant to the SINA Share Subscription Agreement with funds borrowed by the Company under the Margin Loan Agreement (as adjusted for any share split, share dividend, combination, recapitalization or other similar transaction in or of SINA Shares occurring after the date of this Agreement).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time.
     “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission (including any stock exchange or other self-regulatory organization) or any court, tribunal, or judicial or arbitral body.
     “Indebtedness” means any liability of any Person (a) for borrowed money (including the current portion thereof), (b) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (d) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP.
     “Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, or other order issued or promulgated by any Governmental Authority with authority therefrom with jurisdiction over the Company or the Shareholders, as the case may be.

     “LTV Breach” has the meaning ascribed to such term in the Margin Loan Agreement.
     “Management Majority” means Management Shareholders holding a majority of the then outstanding Ordinary Shares.
     “Maturity Date” has the meaning ascribed to such term in the Margin Loan Agreement.
     “Permitted Transferee” means, (a) in respect of any PE Shareholder, any of its Affiliates, partners (limited or general), affiliated investment or co-investment funds or other Person with participation rights in respect of such PE Shareholder or its affiliated investment or co-investment funds; and (b) in respect of any Management Shareholder, (i) any Relative of such Management Shareholder or (ii) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that is directly Controlled by such Management Shareholder.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
     [***]
     “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, amended and restated on November 24, 2009 between SINA and the Company.
     “Related Party” means, with respect to any given Person, (a) any Person with a direct or indirect equity interest in such given Person, (b) any Affiliate of such given Person, (c) any director, officer or employee of such given Person or of any of the foregoing, and (d) any spouse, parent, sibling, child (and their respective spouses and children (as appropriate)) or Affiliate of such director, officer or employee specified in clause (iii).
     “Relative” means, in relation to any given Person, the spouse, parents, siblings and children (natural or legally adopted) of such Person and their respective spouses and children (as appropriate).
     “Remaining Management SINA Shares” means [***].
     “Remaining PE SINA Shares” means [***].
     “Sale” means, in respect of any Shares, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing or transferring risk related to ownership through hedging or other derivative instruments (including any total return swap arrangements), whether voluntarily or by operation of law or any agreement or commitment to do any of the foregoing.
     “SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Shareholder Rights” means (a) the exercise of all or any voting rights and powers attaching to the SINA Shares (or any part thereof); (b) the right to compromise, settle, release or cancel any Action of or against SINA or any of its Representatives, or any Action or matter arising in relation to the holding of SINA Shares; (c) the right to institute and defend proceedings at law or in equity in all or any matters relating to the SINA Shares; (d) the right to receive all dividends, distributions and any return of capital declared, paid or made by SINA in respect of the SINA Shares, and to receive distributions upon liquidation, dissolution or winding up of SINA (if any); (e) any rights of first offer, rights of first refusal, co-sale rights, drag-along rights, preemptive rights, registration rights or similar rights attaching to, arising out of, in connection with or resulting from the SINA Shares; and (f) the right to elect to tender or exchange SINA Shares.
     “Shares” means Ordinary Shares and/or Preferred Shares.
     “SINA Reserved Matters” means any (a) merger, consolidation, amalgamation, scheme of arrangement or other business combination involving SINA with or into any other Person, (b) the sale, transfer, lease assignment, parting with or disposal by SINA, whether directly or indirectly, of all or substantially all of the property, assets or revenues of SINA, or (c) alteration or re-organization of the issued securities of SINA, including without limitation, any consolidation, capital reduction or increase, cancellation of authorized capital, reclassification, subdivision or conversion of, or any alteration of the rights in respect of, any securities; where in each case, after giving effect to such proposed transaction(s), the price (or imputed value) of each SINA Share would reasonably be likely to be [***].
     “SINA Shares” the ordinary shares of SINA, par value US$0.133 each.
     “Tax” means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Governmental Authority and any interest, fines and penalties (civil or criminal) related thereto or to the nonpayment thereof.
     “Transaction Documents” means this Agreement, the SINA Share Subscription Agreement, the Registration Rights Agreement, the Margin Loan Agreement, the PE Subscription Agreement, the Management Subscription Agreement, the Amended Articles and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

          (b) The following terms have the meanings set forth in the section set forth opposite such term:

Term	Section

Agreement	Preamble
Cash Entitlement Date	5.03(b)
CITIC Entity	Preamble
Company	Preamble
Confidential Information	7.05(a)
Delinquent Shareholder	5.06(a)
Dispute	10.11
Effective Date	Preamble
Excess Financed Shares	5.03(a)
Exit Notice	6.02(a)
Financed Share Loan Amount	5.02
FountainVest	Preamble
Funding Shareholder	5.06(a)
HKIAC	10.11
HKIAC Rules	10.11
Indemnifying Party	9.03(a)
Initial Distribution Date	6.02(a)
Liquidating Trustee	8.01
Loan Repayment Shares	5.03(a)
Losses	9.01
Management Covered Shares	6.03(a)
Management Shareholders	Preamble
Management Subscription Agreement	Recitals
Margin Loan Agreement	Recitals
Net Proceeds	5.03(b)
Ordinary Shares	Recitals
Outstanding Amount	5.06(b)
PE Covered Shares	6.02(a)
PE Shareholders	Preamble
PE Subscription Agreement	Recitals
Permitted Sale Period	5.02
Preferred Shares	Recitals
Prospective Transferee	4.03
Representatives	7.05(a)
Restricted Party	7.05(a)
Second Anniversary Date	5.02
Sequoia	Preamble
Shareholder Default Notice	5.06(a)
Shareholders	Preamble
Shortfall Shares	5.04
SINA	Recitals
SINA Voting Matter	3.06(a)

Term	Section

SINA Share Subscription Agreement	Recitals
Total Accrued Loan Amount	5.02
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS
          Each Shareholder severally, but not jointly, represents and warrants to the Company and each other Shareholder as follows:
          SECTION 2.01. Organization and Authority. To the extent such Shareholder is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby. Such Shareholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement. The execution and delivery of this Agreement by such Shareholder, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its terms.
          SECTION 2.02. No Conflict. The execution, delivery and performance of this Agreement by such Shareholder do not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, to the extent it has such, (b) conflict with or violate any law, governmental regulation or governmental order applicable to such party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such party is bound; except to the extent that any conflict under (b) or (c) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.
          SECTION 2.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

ARTICLE III
GOVERNANCE
          SECTION 3.01. Agreement to Vote. Each Management Shareholder agrees to vote all of his or her Ordinary Shares at all times and from time to time at any shareholder meeting, adjournment, postponement or continuation thereof, or by written resolution or consent of shareholders, and the Company agrees to take all necessary measures, in order to ensure and carry out the agreements set forth in this Article III, and to prevent any action by the Company’s Shareholders that is inconsistent with such agreements, until the termination of this Agreement in accordance with its terms (other than pursuant to Section 10.01(b)). Thereafter, the agreements contained in this Article III shall be of no further effect.
          SECTION 3.02. Board Size. The Board shall consist of four (4) or seven (7) directors, as determined in accordance with Section 3.03.
          SECTION 3.03. Board Composition. The composition of the Board shall be determined as follows:
          (a) So long as the CITIC Entities or any of their Permitted Transferees continue to hold Preferred Shares, the CITIC Entities or their designated Permitted Transferee, as the case may be, shall have the right to nominate one (1) director to the Board who shall be entitled to one (1) vote in respect of any matter in which the Board is entitled to vote upon.
          (b) So long as FountainVest or any of its Permitted Transferees continue to hold Preferred Shares, it or its designated Permitted Transferee, as the case may be, shall have the right to nominate one (1) director to the Board who shall be entitled to one (1) vote in respect of any matter in which the Board is entitled to vote upon.
          (c) So long as Sequoia or any of its Permitted Transferees continue to hold Preferred Shares, it or its designated Permitted Transferee, as the case may be, shall have the right to nominate one (1) director to the Board who shall be entitled to one (1) vote in respect of any matter in which the Board is entitled to vote upon.
          (d) The Management Shareholders shall have the right to nominate to the Board either (i) in the case of a four-member Board, Charles Guowei Chao, who will serve as chairman of the Board and be entitled to four (4) votes in respect of any matter in which the Board is entitled to vote upon, or (ii) in the case of a seven-member Board, four (4) directors to the Board, who shall each be entitled to one (1) vote in respect of any matter in which the Board is entitled to vote upon.
          SECTION 3.04. Removal and Vacancy. Except as provided in this Section 3.04, no director appointed by a Person(s) entitled to nominate such director under Section 3.03 shall be removed from the Board unless such Person(s) consents to the removal. Upon the death, resignation, or incapacity of a director, or upon removal of a director by the Person(s) entitled to nominate such director to the Board under Section 3.03, such Person(s) entitled to nominate such director shall be entitled (and shall have the sole right in accordance with Section 3.03) to nominate such director’s replacement to the Board. Such replacement director shall be promptly seated on the Board following its nomination by such Person(s) entitled to so nominate. Any director nominated by a party hereto as of right hereunder to a position on the Board, following such time as such party shall cease to hold the right hereunder to nominate individuals to occupy such position, shall be promptly removed therefrom (and such party undertakes to procure the resignation of such director(s)) as if a motion had been duly made for such removal under this Section 3.04. Upon a motion to remove any director from the Board in accordance with this Section 3.04, each Management Shareholder shall vote all of the Shares owned thereby to effect removal of such director from the Board.
          SECTION 3.05. Preferred Share Vote. The holders of Preferred Shares shall be entitled, in respect of the Preferred Shares held, to vote only on resolutions placed before the Company with respect to matters that (a) require the vote of the Preferred Shares under Section 3.06, or (b) are reasonably likely to adversely affect any of the rights, preferences or privileges attached to the Preferred Shares.
          SECTION 3.06. SINA Voting Matters.
          With respect to any matter presented to the shareholders of SINA for a vote, whether at a special, extraordinary or general meeting, or any matter for which the written consent of the shareholders of SINA is required that:
          (a) is not a SINA Reserved Matter, the Company shall vote the SINA Shares in respect of such matter as may be determined at the sole discretion of the director(s) selected by the Management Shareholders.
          (b) is a SINA Reserved Matter, the Company shall:
     (i) within two (2) Business Days of receiving notice from SINA or any other Person(s) of such SINA Reserved Matter, give notice to the Shareholders of such SINA Reserved Matter and send written notice to the directors of the Company requesting that they (or any one of them) convene a meeting of the Shareholders of the Company to be held in accordance with the Company’s Constitutional Documents for the purposes of determining how to vote the SINA Shares in respect of such SINA Reserved Matter (or if the same is presented to the Shareholders as a request for a written consent, immediately notify the Shareholders thereof and circulate a written consent solicitation to the Shareholders in respect of such matter);
     (ii) present such SINA Reserved Matter to the Shareholders at such meeting for a vote (or through a request for written consent); and
     (iii) in respect of any SINA Reserved Matter, either (A) vote (x) the Management Shareholders’ Remaining Management SINA Shares then held by the Company at the relevant time, in the manner directed by the Management Majority, and (y) each PE Shareholder’s pro rata portion of the Remaining PE SINA Shares (based on such PE Shareholder’s ownership of Preferred Shares relative to the total number of Preferred Shares then outstanding) then held by the Company at the relevant time, in the manner directed by each such PE Shareholder, in each case in accordance with the Company’s Constitutional Documents and Law; or (B) abstain from voting, in all other cases.

          SECTION 3.07. Actions Requiring Shareholder Approval. The Company shall not approve, enter into, carry out or agree to do, and the Shareholders shall ensure that the Company shall not approve, enter into, carry out or agree to do, any of the matters described in this Section 3.07 (whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise), without the prior written approval of each of the PE Shareholders.
          (a) Business. Engage or agree to engage, directly or indirectly, in any activity or business other than activities or business reasonably necessary, advisable or incidental to holding, distributing, or effecting the Sale of all or any part of the SINA Shares.
          (b) Charter Documents. Any amendment or modification to or waiver under any of the Constitutional Documents of the Company.
          (c) Board Change. Alter the size of the Board, or the term or duties of the members of the Board, except as contemplated under this Agreement.
          (d) Merger. Effect any merger, consolidation, amalgamation, scheme of arrangement or other business combination with or into any other Person.
          (e) Dividends; Repurchases. Except as provided herein, any declaration, set aside or payment of a dividend or other distribution by any the Company, or any redemption or repurchase of securities of the Company.
          (f) Issuance of Securities. The issuance, sale, or offer to sell by the Company of any securities or other derivatives, including any options, warrants or other interests representing, or convertible into, an equity interest in the Company or a right to obtain an equity interest therein or rights equivalent thereto.
          (g) Recapitalization. The alteration or re-organization of the equity capital of the Company, including without limitation, any increase, reduction or cancellation of authorized equity capital, or any consolidation, reclassification, subdivision or conversion of, or any alteration of the rights in respect of, any equity capital of the Company.
          (h) Related Party Transaction. The entry by the Company into any transaction or series of transactions (or the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party of the Company or the Shareholders.
          (i) Bankruptcy. The commencement of or consent to any proceeding seeking (i) to adjudicate the Company as bankrupt or insolvent, (ii) any reorganization or arrangement of the Company under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for the Company or for any substantial part of the Company’s property.

          (j) Liquidation. The liquidation, winding up, dissolution, reorganization, or arrangement of the Company, other than in accordance with Article VIII.
          (k) Re-domestication. The re-domestication, continuance or removal of the Company to any other jurisdiction.
          (l) Litigation. The commencement or settlement of any material Action involving the Company or which may impose any material restrictions on the Company or the conduct of its businesses (provided that in the event of any Action initiated by or against any PE Shareholder, the consent of such PE Shareholder shall be disregarded in respect of the requirement of the Section 3.06(l)).
          (m) Encumbrances. The creation of any Encumbrance with respect to assets of the Company, including the SINA Shares, other than as imposed by operation of Law or pursuant to the Margin Loan Agreement and the other documents and agreements relating thereto.
          (n) Indebtedness. (i) Incur any Indebtedness other than Indebtedness incurred or that may be incurred pursuant to the Margin Loan Agreement and (ii) in respect of the Indebtedness incurred or that may be incurred pursuant to the Margin Loan Agreement, refinance, repurchase, extend or renew, or cancel such Indebtedness (except as may be expressly permitted under this Agreement).
          (o) Purchases. Any purchase or other acquisition by the Company of any assets.
          (p) Dispositions. Any sale, transfer, lease, assignment, parting with or disposal by the Company, whether directly or indirectly, of any property, assets or business of such the Company other than any Sale of the SINA Shares as contemplated in the Transaction Documents.
          (q) Employees and Compensation. Hire, suspend, terminate, remove, or materially change the scope of duties of, any employee of or consultant to the Company or materially change the compensation package (including salary, bonus and equity incentives, if any) of any employee of or consultant to the Company.
          (r) Tax and Accounting Practices. Make any material change to the accounting or Tax methods, elections or policies of the Company except as required by Law or by changes in GAAP (as concurred by the independent auditors of the Company).
          (s) Amendment to Transaction Documents. Amend, assign, release or waive any right or remedy of the Company under the Transaction Documents.
ARTICLE IV
TRANSFER OF SHARES
          SECTION 4.01. Certain Restrictions on Sale and Encumbrance. (a) No Shareholder shall, without the prior written consent of the Management Majority and each of the

PE Shareholders, directly or indirectly (through the transfer of shares of any Person that holds, or Controls any Person that holds, such Shares) make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares Beneficially Owned by such Shareholder, other than (i) a Sale to a Permitted Transferee or to another Shareholder that is in compliance with Section 4.01(b) and 4.03, or (ii) a Sale pursuant to Section 5.06.
          (b) No Sale of Shares to a Permitted Transferee shall be effective if (i) a purpose or effect of such transfer shall have been to circumvent the provisions of this Section 4.01, (ii) after giving effect to such Sale, Charles Guowei Chao would cease to own a majority of the then issued and outstanding Ordinary Shares, or (iii) after giving effect to such Sale, the Company would cease to qualify as a “closely-held corporation” as such term is construed under the Securities Act (including, without limitation, if the Sale would directly or indirectly result in there being more than forty (40) shareholders of the Company). Each Shareholder shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Shareholder to which Shares is transferred. If any Permitted Transferee to which Shares are transferred pursuant to Section 4.01(a) ceases to be a Permitted Transferee of the Shareholder from which or whom it acquired such Shares pursuant to such provision, such Person shall reconvey such Shares to such transferring Shareholder immediately before such Person ceases to be a Permitted Transferee of such transferring Shareholder so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Shareholder as soon as practicable after the former Permitted Transferee receives notice thereof.
          SECTION 4.02. Improper Sale or Encumbrance. Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s register of members to such attempted Sale or Encumbrance. Furthermore, the Shareholder and the other parties engaging or attempting to engage in such Sale shall indemnify and hold harmless the Company and each of the other Shareholders from all Losses that such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers’ fees and expenses) in enforcing the provisions of this Agreement.
          SECTION 4.03. Transferees to Execute Agreement. Each Shareholder agrees that he, she or it will not, during the term of this Agreement, directly or indirectly, make any Sale of, or create, incur or assume any Encumbrance with respect to, any Shares Beneficially Owned by such Shareholder unless prior to the consummation of any such Sale or the creation, incurrence or assumption of such Encumbrance, the Person to whom such Sale is proposed to be made or the Person in whose favor such Encumbrance is proposed to be created, incurred or assumed (a “Prospective Transferee”) (i) executes and delivers a counterpart of this Agreement to the Company and each Shareholder, and (ii) unless such Prospective Transferee is a recognized institutional investor, delivers to the Company an opinion of counsel, satisfactory in form and substance to the Company, to the effect that the execution of this Agreement by such Prospective Transferee (A) makes this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms, (B) shall not result in a violation of any applicable Law, including U.S. federal securities laws, and (C) shall not require the Company to register under the Investment Company Act of 1940, as amended, or any Law of similar import. Upon the execution and delivery by such Prospective Transferee of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (ii) of the preceding sentence, Schedule 2 shall be amended to reflect the addition of such Prospective Transferee and any other changes in the ownership of Shares, and such Prospective Transferee shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a holder of Ordinary Shares or Preferred Shares, as the case may be, under this Agreement, in each case with respect to the Ordinary Shares or Preferred Shares, as the case may be, owned by such Prospective Transferee or in respect of which such Encumbrance shall have been created, incurred or assumed. For the avoidance of doubt, (y) with respect to any Sale of Ordinary Shares to a Shareholder, Permitted Transferee or Prospective Transferee, such Shareholder, Permitted Transferee or Prospective Transferee shall be deemed a Management Shareholder with respect to such Ordinary Shares and shall have the rights and be subject to the obligations of a Management Shareholder under this Agreement with respect to such Ordinary Shares, and (z) with respect to any Sale of Preferred Shares to a Shareholder, Permitted Transferee or Prospective Transferee, such Shareholder, Permitted Transferee or Prospective Transferee shall be deemed a PE Shareholder with respect to such Preferred Shares and shall have the rights and be subject to the obligations of a PE Shareholder under this Agreement with respect to such Preferred Shares.
ARTICLE V
REPAYMENT OF MARGIN LOAN
          SECTION 5.01. Financed Shares. The funds borrowed by the Company pursuant to the Margin Loan Agreement will be used to (i) fund the purchase of the Financed Shares, (ii) pay interest accruing on the funds borrowed, (iii) pay the reasonable costs and expenses incurred by the Company in connection with its day-to-day operations and activities contemplated under this Agreement and the Margin Loan Agreement, and (iv) pay the reasonable costs and expenses of the PE Shareholders and the Management Shareholders relating to or in connection with their subscription of the Preferred Shares and the Ordinary Shares, respectively.
          SECTION 5.02. Repayment of Margin Loan. During a period commencing on the date that is fifteen (15) Business Days prior to the Maturity Date and ending on the Maturity Date, each date inclusive (the “Permitted Sale Period”), the Company shall, at the direction of the Management Majority, effect the Sale of the number of SINA Shares necessary to realize proceeds sufficient to pay in full, and shall immediately (and in no event later than the Maturity Date) apply proceeds received from such Sale towards the payment in full of, (a) all funds borrowed by the Company under the Margin Loan Agreement and directly used to fund the purchase by the Company of the Financed Shares, and all interest accrued thereon and costs and expenses attributable thereto as of the relevant date (the “Financed Share Loan Amount”), and (b) all other funds borrowed by the Company under the Margin Loan Agreement, including all accrued unpaid interest in respect thereof (the amounts in clauses (a) and (b) are herein referred to as the “Total Accrued Loan Amount”). Notwithstanding the foregoing, the Company may effect the payment of the Total Accrued Loan Amount and the Sale of SINA Shares sufficient to realize proceeds to pay the Total Accrued Loan Amount, on a date that is prior to or following the Permitted Sale Period subject to the prior written consent of the Management Majority and each of the PE Shareholders. Any extension of the Maturity Date under the Margin Loan

Agreement or any refinancing of the Total Accrued Loan Amount shall be subject to the prior written consent of each of the PE Shareholders pursuant to Section 3.07. In no event shall the Company defer the payment of the Total Accrued Loan Amount past the second year anniversary of the Effective Date (the “Second Anniversary Date”).
          SECTION 5.03. Sale of Excess Financed Shares.
          (a) Calculation of Excess Financed Shares. For all purposes under this Agreement, the total number of SINA Shares sold pursuant to Section 5.02 and attributable to the payment in full of the Financed Share Loan Amount is referred to as the “Loan Repayment Shares”. If, following the payment of the Total Accrued Loan Amount pursuant to Section 5.02, the total number of Financed Shares is greater than the Loan Repayment Shares (such remaining number of Financed Shares, the “Excess Financed Shares”), then subject to Section 6.02, prior to the Second Anniversary Date, the Company, at the direction of the Management Majority and subject to the consent of the PE Shareholders, may at any time and from time to time, effect a Sale or series of Sales of the Excess Financed Shares to bona fide third-party purchasers.
          (b) Sale of Excess Financed Shares. Any Sale of Excess Financed Shares pursuant to this Section 5.03 shall be on arm’s length terms. Upon the earlier of (i) the Sale by the Company of all Excess Financed Shares and (ii) the Second Anniversary Date (such earlier date, the “Cash Entitlement Date”), each Shareholder shall be entitled to receive from the Company, and the Company shall promptly distribute to each Shareholder, such Shareholder’s allocable portion of the proceeds from the Sale of the Excess Financed Shares to date, net of any fees, costs and expenses in connection therewith (“Net Proceeds”), as determined in accordance with this Section 5.03. [***]. Each Shareholder’s allocable portion of Net Proceeds (as determined in accordance with this Section 5.03) shall be distributed by the Company to such Shareholder promptly but in no event more than five (5) Business Days following the Cash Entitlement Date.
          SECTION 5.04. Margin Loan Shortfall. If, following the Sale of SINA Shares pursuant to Section 5.02, the total number of Financed Shares is less than the Loan Repayment Shares, then, for all purposes under this Agreement, such number of Loan Repayment Shares in excess of the Financed Shares shall be referred to as the “Shortfall Shares”, and, as provided in this Agreement, the Management Shareholders shall, collectively, be responsible for contributing [***] of the Shortfall Shares out of the SINA Shares otherwise attributable to the Management Shareholders (pro rata from each Management Shareholder based on such Management Shareholder’s ownership of Ordinary Shares relative to the total number of Ordinary Shares then outstanding) and the PE Shareholders shall, collectively, be responsible for contributing [***] of the Shortfall Shares out of the SINA Shares otherwise attributable to the PE Shareholders (pro rata from each PE Shareholder based on such PE Shareholder’s ownership of Preferred Shares relative to the total number of Preferred Shares then outstanding). [***].
          SECTION 5.05. Margin Call. Any funding obligation required to be borne by the Company in satisfaction of any LTV Breach (as that term is defined in the Margin Loan Agreement) shall be borne [***] by the Management Shareholders (pro rata to each Management Shareholder based on such Management Shareholder’s ownership of Ordinary Shares relative to the total number of Ordinary Shares then outstanding) and [***] by the PE Shareholders (pro rata to each PE Shareholder based on such PE Shareholder’s ownership of Preferred Shares relative to the total number of Preferred Shares then outstanding). The Company shall promptly notify the Shareholders in the event that it reasonably believes that an LTV Breach may occur under the Margin Loan Agreement. Upon a LTV Breach, the Company shall immediately provide notice to each Shareholder of such breach, and each Shareholder shall satisfy any funding obligation arising in connection with an LTV Breach by depositing, into the Company’s account, such Shareholder’s proportionate share of the funding obligation as determined in accordance with this Section 5.05, promptly, and no later than the applicable deadline under the Margin Loan Agreement to cure such breach, after delivery of such notice.
          SECTION 5.06. Margin Call Default.
          (a) In the event that, upon receipt by the Company of notice of an LTV Breach, a Shareholder reasonably believes that it is or will be unable to meet all or any part of its funding obligations under Section 5.05 in the prescribed time (each a “Delinquent Shareholder”), then such Delinquent Shareholder shall immediately provide notice (each a “Shareholder Default Notice”) to all of the other Shareholders of its inability to meet its funding obligations. Upon receipt of a Shareholder Default Notice:
     (i) if such Delinquent Shareholder is a Management Shareholder, each other Management Shareholder who is a non-Delinquent Shareholder shall use his or her reasonable best efforts to fund within 12 hours of such Shareholder Default Notice an amount equal to or greater than his or her pro rata share (based on equity ownership of the Ordinary Shares relative to the total number of Ordinary Shares then outstanding) of any shortfall in funding resulting from the failure of such Delinquent Shareholder to fund the required amount;
     (ii) if such Delinquent Shareholder is a PE Shareholder, each other PE Shareholder which is a non-Delinquent Shareholder shall use its reasonable best efforts to fund within 12 hours of such Shareholder Default Notice an amount equal to or greater than its pro rata share (based on equity ownership of the Preferred Shares relative to the total number of Preferred Shares then outstanding) of any shortfall in funding resulting from the failure of such Delinquent Shareholder to fund the required amount; and
     (iii) If any Management Shareholder or PE Shareholder, as the case may be, is unable to fund the respective amounts specified in clause (i) and (ii) of this Section 5.06 within the prescribed time, then it shall immediately provide notice of the same to all of the other Shareholders, at which time any Shareholder may elect to fund any shortfall in funding resulting from the failure of such Delinquent Shareholder to fund the required amount (any Shareholder under this Section 5.06(a) who satisfies all or any part of a funding obligation arising from the failure of a Delinquent Shareholder to fund the required amount under Section 5.05, a “Funding Shareholder”).
          (b) Interest shall accrue on all amounts owed by a Delinquent Shareholder at a rate of 15% per annum, compound daily, computed on the basis of a year of three hundred and sixty-five (365) days and from the original funding date giving rise to the Delinquent Shareholder’s payment obligation. Each Delinquent Shareholder shall pay, within ten (10)

Business Days of the original funding date giving rise to such obligation, such outstanding amounts, including interest, owed by such Delinquent Shareholder to a Funding Shareholder which has funded such Delinquent Shareholder’s shortfall pursuant to Section 5.06(a) (with payment to be made to each such Funding Shareholder based on such Funding Shareholder’s proportional contribution to fund such shortfall amounts) (such amounts, as determined at any relevant time and in respect of each Funding Shareholder to which the obligation to pay is owed, the “Outstanding Amount”).
          (c) If a Delinquent Shareholder shall fail to satisfy in full the Outstanding Amount owed by such Delinquent Shareholder within the time specified under Section 5.06(b), then each Funding Shareholder to which such amount is owed under this Section 5.06, as the case may be, may elect, from time to time and at any time, to satisfy the Outstanding Amount owed to such Funding Shareholder (including, for the avoidance of doubt, all accrued interest on such amount) by effecting a transfer of such number of Shares held by such Delinquent Shareholder to such Funding Shareholder as sufficient to satisfy the Outstanding Amount owed to such Funding Shareholder, in each case, subject to the foregoing:
     (i) for the purpose of determining the value of any Share held by a Delinquent Shareholder, such value shall be based on the product of (A) the number of SINA Shares attributable to such Share at the relevant time, and (B) the lower of (x) the closing price of a SINA Share as of the date of determination, or (y) the average closing price of the SINA Shares on each of the ten (10) consecutive trading days occurring immediately prior to (but not including) the date of determination;
     (ii) any transfer of Shares pursuant to this Section 5.06(c) shall be credited as payment against such Delinquent Shareholder’s obligation to pay the Outstanding Amount owed to such transferee Funding Shareholder, and such transferee Funding Shareholder shall not otherwise pay any additional consideration in respect of such transfer;
     (iii) such Delinquent Shareholder shall take all necessary action reasonably within its power to effect the transfer of such Shares to such Funding Shareholder;
     (iv) the Company shall take all necessary action reasonably within its power to effect the transfer of such Delinquent Shareholder’s Shares to such Funding Shareholder including causing the transfer to be recognized on the books and register of members of the Company and recognizing the assignment of all rights and privileges attaching to such Shares under this Agreement; and
     (v) no restrictions on the Sale of Shares set forth in Article IV shall apply to such transfer of Shares pursuant to this Section 5.06; provided, however, that such transfer must be effected in compliance with applicable Law, including any and all applicable requirements under the Securities Act and the Exchange Act.
          (d) In the event that any SINA Shares are sold in connection with an LTV Breach to satisfy any funding shortfall, each PE Shareholder’s pro rata portion of the

Allocable PE SINA Shares and Remaining PE SINA Shares, and each Management Shareholder’s pro rata portion of the Allocable Management SINA Shares and Remaining Management SINA Shares shall be equitably adjusted to reflect the extent to which such Shareholder satisfied or failed to satisfy all or any part of its funding obligation pursuant to Section 5.05 and this Section 5.06.
ARTICLE VI
DISTRIBUTION OF SINA SHARES
          SECTION 6.01. Limitation. Other than as expressly provided below and in Section 10.1, no SINA Shares shall be distributed by the Company to any Shareholder until the earlier of (i) the Second Anniversary Date and (ii) the date on which all of the Financed Shares have been sold by the Company in accordance with Article V.
          SECTION 6.02. Distribution of SINA Shares to PE Shareholders. (a) Any PE Shareholder may request, by delivering a written notice (each such notice, an “Exit Notice”) to the Company and each other Shareholder at least ten (10) Business Days prior to the date of the relevant distribution date, that the Company distribute the SINA Shares at the relevant distribution date in accordance with this Section 6.02, and upon such request, the Company shall be required to distribute to each PE Shareholder (pro rata to such PE Shareholder based on such PE Shareholder’s ownership of Preferred Shares relative to the total number of Preferred Shares then outstanding):
          [***].
          [***]. Notwithstanding anything to the contrary in this Section 6.02(a), upon a written distribution request by all of the PE Shareholders to the Company that has been approved by Management Majority, the Company shall, at the time specified in the written distribution request, distribute to the PE Shareholders, pro rata to each PE Shareholder (based on the ownership of the then outstanding Preferred Shares), the lesser of (A) the number of SINA Shares set forth in the written distribution request and (B) the Remaining PE SINA Shares then held by the Company that have not been distributed to the PE Shareholders at the relevant time pursuant to this Section 6.02(a). Any further distribution to the PE Shareholders pursuant to this Section 6.02(a) or otherwise under this Agreement shall be adjusted to reflect any distribution made pursuant to the immediately preceding sentence.
          (b) Each distribution of PE Covered Shares to the PE Shareholders shall, at the election of the PE Shareholders, be effected either through a distribution in respect of the Preferred Shares held by the PE Shareholders or through a redemption of a number of Preferred Shares held by the PE Shareholders corresponding to the number of PE Covered Shares to be distributed, in exchange for such PE Covered Shares. At a closing to be mutually determined by the Company and the PE Shareholders, (i) in the event of a redemption, each PE Shareholder shall deliver or cause to be delivered to the Company share certificates evidencing the Preferred Shares held by such PE Shareholder for cancellation, and (ii) in all cases, the Company shall deliver to each PE Shareholder a certificate or certificates representing the PE Covered Shares (or through its share transfer agent as applicable) and such other documents as are necessary to convey to such PE Shareholder the

PE Covered Shares subject to such distribution, together with such other documents as, in the reasonable judgment of such PE Shareholder, are necessary or appropriate to effect the transactions contemplated in this Section 6.02, in each case, in form and substance reasonably satisfactory to such PE Shareholder.
          SECTION 6.03. Distribution of SINA Shares to Management Shareholders. (a) The Management Shareholders may request, by delivering an Exit Notice to the Company and the PE Shareholders at least ten (10) Business Days prior to such distribution, that the Company distribute to each of the Management Shareholders up to his or her pro rata share (based on such Management Shareholder’s ownership of Ordinary Shares relative to the total number of Ordinary Shares then outstanding) of the Allocable Management SINA Shares and [***] of the Excess Financed Shares then held by the Company, if any (any such SINA Shares so distributed pursuant to this Section 6.03(a) to a Management Shareholder by the Company being “Management Covered Shares”); provided, however, that (i) the proportion of Allocable Management SINA Shares and Excess Financed Shares that can be distributed by the Company to the Management Shareholders at any given time shall not, at any time prior to the third anniversary of the Effective Date, exceed the proportion of Allocable PE SINA Shares and Excess Financed Shares that have been distributed pursuant to Section 6.02 as of the date the relevant Exit Notice is delivered; and (ii) no SINA Shares shall be distributed by the Company to any Management Shareholder at any time where the closing price of the SINA Shares on the trading day immediately prior to (but not including) the proposed date of distribution is [***].
          (b) Upon the Company’s receipt of an Exit Notice from the Management Shareholders and subject to Section 6.03(a), each distribution of Management Covered Shares to each Management Shareholder shall be effected either through a distribution in respect of the Ordinary Shares held by the Management Shareholders or through a redemption of a number of Ordinary Shares held by the Management Shareholders corresponding to the number of Management Covered Shares to be distributed, in exchange for such Management Covered Shares. At a closing to be mutually determined by the Company and the Management Shareholders, (i) in the event of a redemption, each Management Shareholder shall deliver or cause to be delivered to the Company share certificates evidencing the Ordinary Shares held by such Management Shareholder for cancellation, and (ii) in all cases, the Company shall deliver to each Management Shareholder a certificate or certificates representing the Management Covered Shares (or through its share transfer agent as applicable) and such other documents as are necessary to convey to such Management Shareholder the Management Covered Shares subject to such distribution, together with such other documents as, in the reasonable judgment of such Management Shareholder, are necessary or appropriate to effect the transactions contemplated in this Section 6.03, in each case, in form and substance reasonably satisfactory to such Management Shareholder.
          SECTION 6.04. Notice of Sale or Distribution. As soon as practicable following any sale or distribution of SINA Shares pursuant to this Agreement, the Company shall provide to each Shareholder notice of such sale or distribution, which notice shall contain reasonable detail regarding the amount of SINA shares sold (and the proceeds from the sale thereof) or distributed, sale price(s), as applicable, names of each of the recipients of the SINA Shares or sale proceeds, accompanied by a calculation of such numbers and amounts.

ARTICLE VII
ADDITIONAL AGREEMENTS
          SECTION 7.01. Books and Records; Information Rights. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a certified copy of this Agreement and of the constituent documents of the Company, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorized representatives for any purpose reasonably related to such Shareholder’s interest in the Company. Any Shareholder, at its sole expense, shall have the right to inspect the Company books and records at reasonable times and after reasonable advance notice to the Company. Each Shareholder shall be entitled to receive the same information (and in the same time periods) as required to be provided by the Company pursuant to Section 5.01(b) of the Margin Loan Agreement (and continue to receive such information notwithstanding the termination of the Margin Loan Agreement or the obligation of the Company to provide such information thereunder).
          SECTION 7.02. New Shareholders to Execute Agreement. The Company shall not, at any time prior to the termination of this Agreement, issue any Shares, or resell any Shares held in its treasury, or issue or resell any security convertible or exchangeable into Shares, unless, prior to the consummation of any such issuance or Sale, each Person to whom such security is proposed to be issued or sold executes and delivers this Agreement to the Company and each Shareholder. Upon the execution and delivery by any Person of this Agreement, Schedule 2 hereto shall be revised to include the name of such Person and such Person shall be deemed a “Shareholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a holder of Ordinary Shares or Preferred Shares, as the case may be, under this Agreement.
          SECTION 7.03. Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder. In case at any time after the date hereof, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall use their commercially reasonable efforts to take all such action.
          SECTION 7.04. Exercise of Registration Rights. In respect of the exercise by the Company of any of its rights, privileges or remedies under the Registration Rights Agreement:
          (a) the Company shall provide to the PE Shareholders the same information (and in the same time periods) as provided by SINA to the Company in respect of any Shelf Registration Statement (as such term is defined in the Registration Rights Agreement), subject to each Shareholder’s obligation to keep such information confidential pursuant to Section 7.05;

          (b) the Company shall (and the Management Shareholders shall procure that the Company shall) exercise all of its rights under the Registration Rights Agreement as necessary, proper or advisable to ensure that, on the Initial Distribution Date, a Shelf Registration Statement has been declared effective covering all SINA Shares that are distributable to the Shareholders on the Initial Distribution Date pursuant to Sections 6.02 and 6.03 hereof, and such Shelf Registration Statement remains continuously effective for a period of six (6) months after the Initial Distribution Date (or for such longer period as required or permitted under the Registration Rights Agreement); and
          (c) the Company shall furnish such information to SINA regarding the PE Shareholders, the SINA Shares held by them, the number of SINA Shares for which registration is requested, and the intended method of disposition of such SINA Shares in connection with such Shelf Registration Statement as (i) required under by Law and under the Registration Rights Agreement, and (ii) as may be provided by each PE Shareholder, in respect of itself, to the Company in writing.
          The Company shall take all appropriate action, and shall do all things necessary, proper or advisable, and shall cooperate with the PE Shareholders in order to effect the foregoing.
          SECTION 7.05. Confidential Information. (a) Each Shareholder (a “Restricted Party”) (i) shall, and shall cause its officers, directors, employees, attorneys, accountants, auditors and agents, to the extent such Persons have received any Confidential Information (as defined herein) (collectively “Representatives”) and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence the existence and terms of this Agreement and any and all confidential information relating to the Company or the other Shareholders that is proprietary to the Company or the other Shareholders, as applicable, or otherwise not available to the general public, including, but not limited to, information about properties, employees, finances, businesses and operations of the Company or the other Shareholders and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Shareholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder in connection with the investment contemplated herein (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, the directors of the Company designated by the Management Shareholders or PE Shareholders (as applicable) and their Representatives not to disclose, Confidential Information to any Person other than to the other Shareholders and the Company (including the agents, employees and attorneys thereof and the directors of the Company designated by the Management Shareholders or PE Shareholders (as applicable)), except only to the extent such disclosure (A) is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Shareholder (or any Affiliate thereof) are listed or traded) in which event the Shareholder making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Shareholders as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information; and (B) in the case of any PE Shareholder, (x) is to its Affiliates, partners (limited or general), affiliated investment or co-investment funds or other Person with participation rights in respect of such PE Shareholder or its affiliated investment or co-investment funds, (y) is to its advisors, employees, agents, accountants, or attorneys, or (z) is for customary fund-raising purposes.
          (b) Notwithstanding Section 7.05(a), any Shareholder may provide Confidential Information in respect of the Company only to other Persons holding or considering a merger with or acquiring (whether directly or indirectly) an equity or profits interest in, or equity securities of, or all or substantially all of the assets of such Shareholder (or any Affiliate thereof) so long as prior to any such disclosure (i) such other Person executes a confidentiality agreement that contains reasonable protective provisions for the Company or is otherwise bound to treat such information in a similar manner and (ii) such Shareholder obtains the prior written consent of the other Shareholder. Any Shareholder so providing Confidential Information in respect of the Company to any other Person in accordance with this Section 7.05(b) or otherwise shall be liable to the Company and the other Shareholders for, and shall indemnify and hold harmless the Company and the other Shareholders from and against, any and all Losses sustained or incurred by the Company and such other Shareholders arising out of or otherwise resulting from the disclosure of such Confidential Information to such other Person or the disclosure by such other Person of Confidential Information in violation of such confidentiality agreement.
          (c) Notwithstanding Section 7.05(a), any Shareholder may provide, or require the Company to provide, Confidential Information to a prospective third party purchaser of such Shareholder’s Shares in connection with reasonable bona fide due diligence by such prospective purchaser in connection with the possible purchase of such offeror Shareholder’s Shares; provided, that, and so long as (i) such prospective third party purchaser has delivered to such offeror Shareholder an officer’s certificate certifying that it has a bona fide interest in acquiring the Shares of such offeror Shareholder, (ii) prior to any such disclosure, such prospective third party purchaser executes a confidentiality agreement that contains provisions at least as protective for the Company and the other Shareholders as the provisions set forth in clause (b) above, and (iii) within 30 days of receiving any Confidential Information, such prospective third party purchaser promptly returns all materials delivered to it pursuant to this Section 7.05 (including all copies thereof) and all analyses, computations, studies or other written or tangible material (including all copies thereof) prepared by such prospective third party purchaser which includes any Confidential Information; provided, however, that neither such offeror Shareholder nor the Company shall provide or disclose any Confidential Information to any prospective third party purchaser pursuant to this clause (c) or otherwise (x) unless such prospective Sale has been approved by the Management Majority and the PE Shareholders in accordance with Article IV hereof; or (y) if such provisions or disclosure is prohibited by any agreement between the Company and any Person (including any Shareholder or any Affiliate thereof)
          (d) Notwithstanding Section 7.05(a):
     (i) Any Restricted Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders, provided that in each such case each such Person agrees to keep such Confidential Information confidential in the manner set forth in this Section 7.05;

     (ii) The provisions of Section 7.05(a) shall not apply to, and Confidential Information shall not include:
          (A) any information that is or has become generally available to the public other than as a result of a disclosure by any Restricted Party or any Affiliate or Representative thereof in breach of any of the provisions of this Section 7.05;
          (B) any information that has been independently developed by such Restricted Party (or any Affiliate thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Restricted Party, or any Affiliate thereof or their respective Representatives, is bound; or
          (C) any information made available to such Restricted Party (or any Affiliate thereof), on a non-confidential basis by any third party who is not prohibited from disclosing such information to such Shareholder by a legal, contractual or fiduciary obligation to the other Shareholder or any of its Representatives.
          (e) Except as otherwise provided for in this Section 7.05, Confidential Information received hereunder shall be used by each Shareholder and its Affiliates solely for use in connection with such Shareholder’s investment in the Company and with respect to the Company.
          (f) The obligations of each Shareholder under this Section 7.05 shall survive for as long as such Shareholder remains a Shareholder, and for one year after such Shareholder ceases to be a Shareholder, notwithstanding the termination of the Company, such Shareholder’s Sale of its Shares and/or any Person ceasing to be an Affiliate of such Shareholder.
          SECTION 7.06. SEC Filings. As promptly as practical after the date hereof, each of the parties hereto shall make all filings, notices, petitions, statements, submissions of information or submission of other documents required (including any amendments thereto) by the Securities Act, the Exchange Act or otherwise required by the SEC in connection with the purchase of the Shares and the purchase by the Company of the SINA Shares, including, without limitation Section 13(d) of the Exchange Act. Each party will cause all documents that it is responsible for filing with the SEC under this Section 7.06 (including any amendments thereto) to comply in all material respects with Law. Each of the parties hereto shall promptly supply one another with any information that may be reasonably required in order to effectuate any filing or application pursuant to this Section 7.06.
          SECTION 7.07. United States Tax Matters.
          (a) The Company will not take, and the Shareholders shall not cause the Company to take, any action inconsistent with the treatment of the Company as a partnership for U.S. federal income Tax purposes and will not elect to be treated as an entity other than a partnership for U.S. federal income Tax purposes.

          (b) The Company will comply with all record-keeping, reporting, and other requests necessary for the Company to allow each Shareholder to comply with any applicable U.S. federal income Tax Law. The cost incurred by the Company in providing the information that it is required to provide, or is required to cause to be provided, and the cost incurred by the Company in taking the action, or causing the action to be taken, as described in this paragraph (b) shall be borne by the Company.
          SECTION 7.08. Cash and In-Kind Distributions to Shareholders. Subject to applicable Law, as soon as practicable after receipt of any Distributable Cash, the Company shall declare (and the Management Shareholders shall take such action, to the extent permitted under applicable Law, as necessary to cause the Company to declare) a dividend and make a distribution in respect of the Shares to procure the distribution of all Distributable Cash to the Shareholders, in each case, pro rata to each Shareholder based the number of Remaining PE SINA Shares or Remaining Management SINA Shares, as the case may be, attributable to such Shareholder. In the event the Company receives any securities or other non-cash assets as consideration for any Sale of SINA Shares or as dividends or distributions, paid or made by SINA in respect of the SINA Shares, then the Company shall (a) promptly determine the value of such assets from an independent internationally recognized investment banking, accounting or other appraisal firm selected by the Management Majority and approved by the PE Shareholders (unless such securities are traded on an internationally recognized U.S. national or non-U.S. securities exchange or reported on an internationally recognized over-the-counter trading system, in which case, such value shall be based on the average of their closing sale prices for the five (5) trading days immediately prior to, but not including, the date of distribution), which valuation shall be binding absent manifest error, and (b) subject to such valuation, promptly distribute such securities or other non-cash asset pro-rata to the Shareholders based the number of Remaining PE SINA Shares or Remaining Management SINA Shares, as the case may be, attributable to such Shareholder.
          SECTION 7.09. Enforcement of the Company’s Rights and Remedies. In the event that any PE Shareholder reasonably determines that the Company has failed or refuses to exercise any right or remedy it may have under the SINA Share Subscription Agreement or exercise any Shareholder Rights, such PE Shareholder may deliver a written notice to the Company notifying the Company of such failure or refusal. If such failure or refusal is not cured by the Company within twenty (20) Business Days (or, if such twenty (20) Business Day period is reasonably likely to materially prejudice or harm such underlying right, remedy or Shareholder Right, then such shorter period as would provide such PE Shareholder with reasonable time to take action, such shorter period to be specified in the written notice), such PE Shareholder shall have the right to cause the Company to take such actions to enforce and to direct the enforcement of the Company’s rights and remedies under the SINA Share Subscription Agreement or Shareholder Rights.
ARTICLE VIII
DISSOLUTION, LIQUIDATION AND TERMINATION
          SECTION 8.01. Notice of Dissolution. Upon a Dissolution Event, Shareholders holding a majority of the outstanding Shares shall appoint a Person (or Persons) to carry out the winding-up of the Company (the “Liquidating Trustee”), who shall promptly notify all of the Shareholders of such dissolution.
          SECTION 8.02. Dissolution Event. Notwithstanding anything herein to the contrary, including, without limitation, any restriction on the distribution of SINA Shares set forth in Article VI, upon the occurrence of a Dissolution Event, the Company shall (and each of the Shareholders shall use their reasonable best efforts to cause the Company to):
          (a) FIRST, if all or any part of the Total Accrued Loan Amount is still outstanding, effect the Sale of such number of SINA Shares necessary to realize proceeds sufficient to pay, and shall immediately apply all proceeds received from such Sale towards the payment of, the Total Accrued Loan Amount in full and any costs, fees or expenses in connection therewith;
          (b) SECOND, distribute the SINA Shares then held by the Company (if any, and less such number of SINA Shares as the Liquidating Trustee determines is necessary to ensure that the Company shall have reasonable reserves for expenses, liabilities and obligations associated with the orderly liquidation of the assets of the Company pursuant to Section 8.03) to each Shareholder in accordance with such Shareholder’s pro rata share of the Remaining PE SINA Shares or Remaining Management SINA Shares, as the case may be; and
          (c) THIRD, commence the dissolution and wind up of the affairs of the Company pursuant to Section 8.03.
          SECTION 8.03. Liquidation. Upon a Dissolution Event, following the actions under Section 8.01, the Liquidating Trustee shall immediately proceed to commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Shareholders to minimize the normal losses attendant upon a liquidation. Each Shareholder shall be furnished with a statement that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Shareholder (and its Affiliates) shall pay to the Company all amounts then owing by it (and them) to the Company; provided that no Shareholder shall be required to make any capital contributions or provide any credit support or other support based on requests or notices received after the determination by the Company to liquidate. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:
          (a) to creditors of the Company (including holders of Shares that are creditors to the extent otherwise permitted by law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to Shareholders; and
          (b) to each Shareholder based on such Shareholder’s pro rata share of the Remaining PE SINA Shares or Remaining Management SINA Shares, as the case may be.

ARTICLE IX
INDEMNIFICATION
          SECTION 9.01. Indemnification of Covered Persons. The Company shall indemnify each Covered Person against, and hold each Covered Person harmless from, all claims, suits, judgments, losses, damages, fines or costs (including reasonable legal fees and expenses) (“Losses”) arising out of or resulting from the breach of any representation or warranty made by the Company herein or the breach of or failure to perform any agreement or covenant made by the Company and contained herein.
          SECTION 9.02. Indemnification by Shareholders. Each Shareholder (severally and not jointly) shall indemnify the Company and the other Covered Persons against, and hold the Company and the other Covered Persons harmless from, all Losses resulting from or arising out of any breach of any representation or warranty made by such Shareholder herein or the breach of or failure to perform any agreement or covenant made by such Shareholder and contained herein.
          SECTION 9.03. Indemnification Procedure. (a) In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 9.01 or 9.02, such Covered Person shall promptly notify the Company or the indemnifying Shareholder, as the case may be (the “Indemnifying Party”), in writing. Failure to provide notice shall not affect the Indemnifying Party’s obligations hereunder except to the extent the Indemnifying Party is actually and materially prejudiced thereby.
          (b) The Indemnifying Party shall have the right (which, in the case of the Company, shall be exercisable subject to the approval of the Directors designated by the disinterested Shareholders), to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Indemnifying Party’s expense, to represent each Covered Person and any others the Indemnifying Party may designate in such claim, demand, action, suit or proceeding. The Indemnifying Party shall keep the Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider, in good faith, recommendations made by the Covered Person with respect thereto.
          (c) In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Indemnifying Party if (i) each other Covered Person and such Covered Person shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party shall have failed, within a reasonable time after having been notified of the existence of such indemnified claim, to assume the defense of such indemnified claim or (iii) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Indemnifying Party and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of the Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Indemnifying Party shall have failed, within a reasonable time after having been notified of the Covered Person’s objection under this Section 9.03(c)(iii) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expense of more than one separate firm (in addition to any local counsel) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel reasonably satisfactory to the Indemnifying Party) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Indemnifying Party.
          (d) The Indemnifying Party shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not effect any settlement of any pending or threatened claim, demand, action, suit or proceeding in respect of which any Covered Person is seeking indemnification hereunder, without the prior written consent of each such Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such claim, demand, action, suit or proceeding.
          (e) As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).
          (f) No amendment or repeat of any of the provisions of this Agreement shall limit or eliminate the benefits provided to the Shareholders under this Section 9.03 or this Article IX.
          SECTION 9.04. Advancement of Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) actually and reasonably incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Indemnifying Party prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Indemnifying Party of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified therefor as authorized in Section 9.03 hereof.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01. Termination. This Agreement shall terminate only:

          (a) by virtue of a written agreement to that effect, signed by the Management Majority and the PE Shareholders (or their lawful successors and assigns);
          (b) with respect to a particular Shareholder, upon the transfer by such Shareholder or cancelation by the Company of all Shares owned by it in accordance with the provisions of this Agreement (whereupon such Shareholder shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder);
          (c) upon a final order from a Governmental Authority exercising jurisdiction over the Company approving the dissolution and winding-up of the Company pursuant to Article VIII; or
          (d) upon the expiration of (i) all rights created hereunder and (ii) all statutes of limitations applicable to the enforcement of claims hereunder;
provided that no termination of this Agreement pursuant to paragraph (a) or (b) above shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination and provided, further that notwithstanding any termination of this Agreement, Article I, Section 7.05, and this Article X shall survive any termination hereof and continue in accordance with their respective terms.
          SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 10.02:
(a)	if to the Company:
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax: (8610)-82607167
Attention: Chief Executive Officer
with a copy to:
Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022 China
Attention: Lee Edwards
Fax: (8610) 6563-6000

(b)	if to the CITIC Entities:
CITIC Tower
1 Tim Mei Avenue
Central, Hong Kong
c/o CITIC Capital MB Investment Limited
Attention: Mr. Zhang Yichen /Ms. Karen Li
Fax: 852-2104-6623
c/o CITIC Capital China Access Fund Limited
Attention: Mr. Zhang Haitao / Mr. Zhang Zheng
Fax: 852-2169-3636
c/o Early Success International Limited
Attention: Mr. Zhang Yichen / Mr. Jake Zeng
Fax: 852-2169-3138
(c)	if to FountainVest:
c/o Walkers Corporate Services Limited
Walker House, 87 Mary Street
George Town KY1-9005
Grand Cayman, Cayman Islands
Attention: Abali Hoilett / Isatou Sey
Fax: (345) 945 4757
with a copy to:
c/o FountainVest Partners (Asia) Limited
Suite 906, ICBC Tower
3 Garden Road,
Central, Hong Kong
Attention: Vincent Fok
Fax: (852) 3107-2490
(d)	if to Sequoia:
Suite 2215, Two Pacific Place
88 Queensway
Hong Kong, PRC
Fax: (852) 2501-5249
Attention: Neil Shen/Xing Liu
with a copy to (in the case of (b), (c) and (d)):

O’Melveny & Myers
Suite 3101 AIA Central
1 Connaught Road Central
Hong Kong S.A.R.
Telecopy: (852) 2522-1760
Attention: Douglas Freeman
(e)	if to the Management Shareholders:
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax: (8610)-82607167
Attention: Chief Executive Officer
with a copy to:
Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022 China
Attention: Lee Edwards
Fax: (8610) 6563-6000
          SECTION 10.03. Public Announcements. Except as required by Law or by the requirements of any securities exchange on which the securities of a party hereto are listed, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that the PE Shareholders may disclose the transactions contemplated by this Agreement: (a) to its Affiliates, partners (limited or general), affiliated investment or co-investment funds or other Person with participation rights in respect of such PE Shareholder or its affiliated investment or co-investment funds, (b) to its advisors, employees, agents, accountants, or attorneys, or (c) for customary fund-raising purposes; provided, in each case, (i) so long as the persons being disclosed such information have been advised of the confidential nature of such information and (ii) each PE Shareholder shall be responsible for any breach of the terms of this Section 10.03 by such PE Shareholder or any person being disclosed such information
          SECTION 10.04. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          SECTION 10.05. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.
          SECTION 10.06. Interpretation. Throughout this Agreement (a) nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable, (b) unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement, and (c) references to a Person are also to its successors and permitted assigns.
          SECTION 10.07. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          SECTION 10.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 10.08.
          SECTION 10.09. Entire Agreement; No Conflicts. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. If there is any discrepancy or conflict between this Agreement and any of the Constitutional Documents of the Company, the parties hereto agree to amend the relevant Constitutional Document(s), so as to comply with this Agreement to the maximum extent allowed by the Laws of the British Virgin Islands.
          SECTION 10.10. Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the state of New York (without regard to its conflicts of laws rules that would mandate the application of the laws of another jurisdiction).
          SECTION 10.11. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules; provided, however, that one of the presiding arbitrators must be licensed to practice New York state law and in good standing with the New York State Bar, as of the date the Notice of Arbitration is received by the HKIAC Secretariat. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). Each party shall reasonably cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. Any party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitration tribunal. The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitration tribunal.
          SECTION 10.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          SECTION 10.13. Expenses. Except as otherwise specified in this Agreement including, without limitation, Section 6.01, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
          SECTION 10.14. Amendments andWaivers; Assignment. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Management Majority and the PE Shareholders (or their lawful successors and assigns) or, in the case of a waiver, by the party or parties against whom the waiver is to be effective; provided, however, that Schedules 2 and 3 to this Agreement shall be deemed amended from time to time to reflect the admission of a new Shareholder, the withdrawal or resignation of a Shareholder and the adjustment of the Shares resulting from any Sale or other disposition of Shares, that is made in accordance with the provisions hereof.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          (c) The rights of each Shareholder hereunder shall be assignable hereby to any Person in connection with a Sale of Shares to such Person permitted under and in accordance with Article IV. Except as provided in the preceding sentence, this Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.
          SECTION 10.15. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          SECTION 10.16. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
          SECTION 10.17. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any Dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of Law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

CITIC CAPITAL MB INVESTMENT LIMITED
By:	/s/ Zhang Yichen
	Name:	Zhang Yichen
	Title:	Director

CITIC CAPITAL CHINA ACCESS FUND LIMITED
By:	CITIC Capital Investment Management
(Cayman) Limited, its Investment Manager

By:	/s/ Annie Fung
	Name:	Annie Yee Man Fung
	Title:	Director

EARLY SUCCESS INTERNATIONAL LIMITED
By:	/s/ Zeng Zhi Jun
	Name:	Zeng Zhi Jun
	Title:	Director

[Signature Page to Shareholders Agreement]

FV GREEN ALPHA THREE LIMITED
By:	/s/ Abali Hoilett
	Name:	Abali Hoilett
	Title:	Director

[Signature Page to Shareholders Agreement]

SCGF NEW WAVE LIMITED
By:	/s/ Jimmy Wong
	Name:	Jimmy Wong
	Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Chief Executive Officer

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[Signature Page to Shareholders Agreement]

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[Signature Page to Shareholders Agreement]

SCHEDULE 1
MANAGEMENT SHAREHOLDERS AND PE SHAREHOLDERS
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SCHEDULE 2
LIST OF SHAREHOLDERS WHO BECOME SIGNATORIES
HERETO SUBSEQUENT TO THE DATE HEREOF

Investor	Address	Date	Signature

SCHEDULE 3
ADDRESSES OF SHAREHOLDERS